Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-297757) of our report dated April 28, 2026, relating to the consolidated financial statements of Sadot Group Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2025 and 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP

Los Angeles, CA

August 24, 2026